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Item 5.  Other Events.

         On May 16, 2001, Registrant issued the following press release announcing its sales and earnings for the three-month period ended April 30, 2001:

NEW YORK, May 16, 2001 - Tiffany & Co. (NYSE-TIF) reported that its net sales declined 3 percent and net earnings rose 1 percent in the three months ended April 30, 2001. U.S. Retail sales results suffered from generally weak consumer confidence and a tough comparison to 2000's first quarter when U.S. comparable store sales grew 28 percent.

Net sales of $336,401,000 in the first quarter were 3 percent lower than a year ago. On a constant-exchange-rate basis which excludes the effect of translating local-currency-denominated sales into U.S. dollars, net sales rose 2 percent over 2000 and worldwide comparable store sales declined 2 percent. Net earnings in the first quarter rose 1 percent to $30,762,000, or 20 cents per diluted share, compared with $30,425,000, or 20 cents per diluted share, in 2000's first quarter.

Michael J. Kowalski, president and chief executive officer, said, "These results are not consistent with the strong growth that Tiffany has achieved for a number of years, including an 88 percent net earnings increase in 2000's first quarter. However, they were, not surprisingly, impacted by external conditions that affected customers' average spending levels and that are in sharp contrast to the robust retail environment of a year ago."

Sales in Tiffany's three channels of distribution were as follows:

o U.S. Retail sales of $159,012,000 in the first quarter were 6 percent lower than $169,767,000 a year ago. Comparable store sales declined 8 percent, after increasing 28 percent in the first quarter of 2000. Comparable store sales in the first quarter declined 15 percent in Tiffany's flagship New



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     York store and 6 percent in branch stores. New stores opened in the past year performed well.

o International Retail sales of $146,423,000 in the first quarter declined 1 percent from $147,446,000 a year ago. On a constant-exchange-rate-basis, International Retail sales rose 9 percent, and comparable store sales rose 6 percent in Japan, 2 percent in other Asia-Pacific markets and 13 percent in Europe.

o Direct Marketing sales rose 11 percent to $30,966,000 in the first quarter, compared with $27,930,000 in the prior year. Corporate sales rose 8 percent and catalog/Internet sales increased 15 percent.

Results in the first quarter of 2001 included: a pretax gain of $5,253,000 recorded in Other (income) expense, net ($3,152,000, net of tax), based on Tiffany's equity interest in Aber Diamond Corporation, which sold its interest in the Snap Lake Project to De Beers Canada Mining, Inc. in February 2001; and a pretax charge of $1,653,000 recorded in Cost of sales ($992,000, net of tax), related to the Company's adoption of Statement of Financial Accounting Standards No. 133, "Accounting for Derivative Instruments and Hedging Activities." Excluding these two items, net earnings in the first quarter of 2001 would have been $28,602,000, or 19 cents per diluted share.

Mr. Kowalski added, "We were pleased that, despite the sales shortfall, we minimized the impact on operating margin through a combination of strong gross margin and expense control. We are only two weeks into the second quarter and initial U.S. comparable store sales have improved slightly from the first quarter, but remain below the prior year. Our outlook continues to call for challenging external conditions in the coming months and we will continue to face a tough comparison to last year. Therefore, we believe that net earnings in the second quarter could approach last year's level, which would fall within the published range of security analysts' estimates, assuming that U.S. comparable




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store  sales for the  quarter  are at least  equal to the prior  year.  Our plan continues to call for mid-to-high single-digit U.S. comparable store sales growth in the second half of the year, which would result in a return to strong earnings growth."

"Most importantly, Tiffany remains in a very strong position, both competitively and financially, and we will continue to expand distribution and further invest in the supporting infrastructure. We will exercise rigorous control over expenses, but we will not permit short-term considerations to dampen our enthusiasm about plans for 2001 and beyond," Mr. Kowalski concluded.

Tiffany & Co. is the internationally renowned jeweler and specialty retailer. Sales are made primarily through TIFFANY & CO. stores and boutiques in the Americas, Asia-Pacific, Europe and the Middle East. Direct Marketing includes Tiffany's corporate division, catalog and Internet sales. Additional information can be found on Tiffany's Web site, www.tiffany.com, and on its shareholder information line (800) TIF-0110.

The Company will host a conference call today at 8:30 a.m. (EST) to review first quarter results and the outlook. Interested parties may listen to a broadcast on the Internet at www.shareholder.com/tiffany, www.vcall.com or www.streetevents.com.

This press release contains certain "forward-looking" statements concerning expectations for sales, margins and earnings. Actual results might differ materially from those projected in the forward-looking statements. Information concerning factors that could cause actual results to differ materially are set forth in Tiffany's 2000 Annual Report and in Form 10-K, 10-Q and 8-K Reports filed with the Securities and Exchange Commission. The Company undertakes no obligation to update or revise any forward-looking statements to reflect subsequent events or circumstances.

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